Exhibit 10.2
First Amendment to Separation Agreement and Release
This amendment effective as of                      modifies the separation agreement and release dated February 8, 2008 (the “Agreement”) between Vocus, Inc. (“Vocus”) and Robert Lentz (“Employee”).
1.	Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

2.	Section II (B) is hereby deleted in its entirety and replaced with the following:
“(B) Stock Options. Notwithstanding any provision set forth in any plan documents or agreements, any stock options and any other equity awards (including but not limited too any restricted stock) granted by Vocus to Employee as of the Resignation Date shall continue to vest for twelve (12) months following the Resignation Date, in accordance with the terms and conditions (other than the vesting terms) of the applicable plan documents associated with any such stock options and any other equity awards (including but not limited too any restricted stock award), provided that such continued vesting shall only occur if Employee continues acting as a strategic consultant and as a member of Vocus’ Board of Directors as set forth in Section III below.”
3.	Section V(g) beginning “for any claims...” is hereby deleted in its entirety and replaced with the following:
“for any claims relating to any stock options or any other equity awards granted to Employee by Vocus; and”
4.	This amendment, together with the Agreement, represents the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral) relating to the subject matter of this Agreement. In the event of any inconsistency between the terms of this amendment and the Agreement, the terms of this amendment shall control.
Agreed and accepted:

Vocus, Inc.	Robert Lentz

By:

Date:	Date: